UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SCHMITT INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

SENTENTIA GROUP, LP SENTENTIA CAPITAL MANAGEMENT, LLC MICHAEL R. ZAPATA ANDREW P. HINES
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sententia Capital Management, LLC, together with the other participants named herein (collectively, “Sententia”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of shareholders of Schmitt Industries, Inc., an Oregon corporation (the “Company”).

Item 1: On September 17, 2018, Sententia issued the following letter to shareholders of the Company:

September 17, 2018

Dear Fellow Shareholders,

Sententia Capital Management, LLC and its affiliates (collectively, “SENTENTIA” or “we”) are the beneficial owners of approximately 8.1% of the outstanding shares of common stock of Schmitt Industries, Inc. (“Schmitt” or the “Company”), making us one of the Company’s largest shareholders. We have engaged in discussions with Schmitt’s management and Board of Directors (the “Board”) regarding changes at the Company we believe are necessary to grow, protect and enhance shareholder and stakeholder value at Schmitt. Among other things, we have demanded increased transparency and improved communication from the Board and management to all shareholders.

We believe that the recent letter to shareholders from Schmitt’s CEO, David W. Case, exemplifies the lack of transparency and accountability at Schmitt. Mr. Case has been in a senior leadership role as Vice President of Operations since 1996 yet does not appear to take responsibility for the Company’s prolonged poor performance, especially over the last ten years. Instead, during one of the strongest economies in a decade, Mr. Case is trumpeting the “first profitable fiscal year for the Company since FY2012” (emphasis added). Further, accountability is not proclaiming that “The result of our efforts is apparent in the most recent quarterly earnings – which was the best in the last 10 years”, when the results don’t offset a decade during which Schmitt had a cumulative negative $7.5 million in net income, while shares declined by 63%, from $6.25 on May 30, 2008 (last day of trading prior to fiscal year 2008 end) to $2.29 on May 31, 2018 (last day of trading prior to fiscal year 2018 end).

It is time for a change. We are nominating two independent and highly-qualified nominees, Andrew. P. Hines and Michael R. Zapata, for election to the Board. If elected, these candidates would effectively replace Mr. Case and long-time director Maynard E. Brown (on the Board since 1992!), sending a message to the Board and management that meaningful change is needed at Schmitt.

Further, we believe that the Board should be doing more to foster alignment with shareholders and confidence in the strategic direction of the Company. For example, during the Company’s recent rights offering in December 2017, when we believe the Board should have come together to invest personal funds in the Company and demonstrate their alignment with shareholders, only two out of five existing board members participated. Neither Mr. Case nor Mr. Brown, the Company’s two director nominees for election at the upcoming annual meeting, participated in Schmitt’s recent rights offering. On the other hand, Mr. Zapata as the Managing Member of Sententia Capital, fully subscribed to the rights offering and has since increased ownership to approximately 8.1% of the outstanding shares of the Company’s common stock, and Mr. Hines has expressed his intention to invest in the common stock following his election to the Board.

We are convinced that, in addition to change to the composition of the Board, the following actions are needed for Schmitt to maximize shareholder value for the benefit of all shareholders.

1)	Expand the Strategic Advisory Committee to include only Independent Directors, not just two board members who did not even participate in the recent rights offering.

2)	Return money to shareholders and free up capital
o	We believe the Company’s three businesses are not synergistic and the non-core businesses, Acuity and Xact, should be evaluated for potential to extract full value to return money to shareholders
o	Evaluate non-operational real estate opportunity to free up capital

3)	Conduct an independent and strategic review of the main SBS business
o	Identify opportunities for growth in Schmitt’s main markets and customer base
o	Identify ways to release working capital
o	Identify cost savings in management of the business
o	Evaluate relocation of operational real estate footprint to potentially save on sales tax and release capital

We encourage you to read our filings with the U.S. Securities and Exchange Commission and learn more about our two candidates, Andy Hines, a world class turnaround expert, and Michael Zapata, an experienced investor and leader in strategy and execution. Help us improve accountability and transparency for the sake of all shareholders by voting for our two highly qualified, independent shareholder nominees on the BLUE proxy card.

Respectfully,

Michael R. Zapata

Sententia Capital Management, LLC

www.sententiacapital.com

212.851.3488

Additional Information

SENTENTIA, together with the other participants in its proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information. These materials and other materials filed by SENTENTIA with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by SENTENTIA with the SEC also are available, without charge, by directing a request to SENTENTIA’s proxy solicitor, InvestorCom, at (877) 972-0090 for shareholders and (203) 972-9300 for banks and brokers.

ABOUT SENTENTIA: Sententia Capital Management, LLC is a value-investing based capital management firm that runs a concentrated, deep value portfolio.

Item 2: On September 17, 2018, Sententia issued the following press release, which includes a link to the above-mentioned letter:

Sententia Capital Delivers Letter to Fellow Schmitt Shareholders

Believes Schmitt is Significantly Undervalued and Discusses Points to Maximize Shareholder Value; Has Nominated Two Director Candidates for Election at Schmitt's 2018 Annual Meeting

New York, NY, September 17, 2018 (Newswire.com) - Sententia Capital Management, LLC and its affiliates (collectively, “SENTENTIA”), the beneficial owners of approximately 8.1% of the outstanding shares of common stock of Schmitt Industries, Inc. (“Schmitt” or the “Company”) (NASDAQ: SMIT) and one of the Company’s largest shareholders, announced that it has delivered a letter to fellow Schmitt shareholders.

Sententia believes Schmitt is comprised of good businesses, strong brands, an attractive long-term profile, and the ability to generate strong free cash flow. However, these features are hidden under leadership and a Board that Sententia believes continues to lack accountability, transparency and alignment, evident in their recent communications and proxy.

Sententia has a concrete plan to maximize shareholder value and has formally nominated two highly qualified candidates for election to the Board at Schmitt's 2018 annual meeting.

Please click the following link to access the full letter: SENTENTIA LETTER TO FELLOW SCHMITT SHAREHOLDERS

ADDITIONAL INFORMATION

SENTENTIA, together with the other participants in its proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information. These materials and other materials filed by SENTENTIA with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by SENTENTIA with the SEC also are available, without charge, by directing a request to SENTENTIA’s proxy solicitor, InvestorCom, at (877) 972-0090 for shareholders and (203) 972-9300 for banks and brokers.

ABOUT SENTENTIA CAPITAL: Sententia is a value investing based capital management firm that runs a concentrated, deep value portfolio.

Investor Contact
Investor Relations
212.851.3488

investorrelations@sententiacapital.com

Item 3: On September 17, 2018, Sententia published the following message on Twitter:

Item 4: On September 17, 2018, Sententia published the following message on SumZero: